Exhibit 99.1

FOR IMMEDIATE RELEASE

JOHN MENZER RESIGNS AS CEO OF MICHAELS STORES, INC. FOR HEALTH REASONS

Previously Established Office of the CEO to Lead Company until CEO Search is Completed

IRVING, Texas — July 20, 2012 - Michaels Stores, Inc. announced today that John Menzer has resigned from his position as Chief Executive Officer to enable him to focus on recovery and rehabilitation from the stroke he suffered in April.  The Company has commenced a search for a new CEO.  The previously established Office of the CEO comprised of Lew Klessel, Interim Chief Operating Officer for the Company and Managing Director of Bain Capital, and Chuck Sonsteby, Chief Administrative Officer and Chief Financial Officer, will continue to lead the Company until the search is completed.

“Our thoughts and prayers continue to be with John and his family during his ongoing recovery.  We will greatly miss his leadership, passion and enthusiasm, but the imprint he has left on the Company will endure in its people and their commitment to excellence,” said Matt Levin, Managing Director with Bain Capital Partners, LLC.  “John’s contributions to Michaels cannot be overstated and he will always remain part of the Michaels family.”

Peter Wallace, Senior Managing Director with Blackstone added: “One of John’s many legacies is the strength of the team he built throughout the organization.  We are fortunate to have such a capable group to carry forward under Lew and Chuck’s leadership while we complete the process of selecting a new CEO for the Company.”

Michaels Holdings, LLC, an entity controlled by affiliates of investment firms Bain Capital Partners, LLC and The Blackstone Group L.P., currently owns approximately 93% of the outstanding Common Stock of Michaels Stores, Inc.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 1,074 Michaels stores in 49 states and Canada, and 127 Aaron Brothers stores.